UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TFS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2011 annual meeting of stockholders of TFS Financial Corporation (the “Company”) will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 24, 2011, at 9:00 a.m., local time, for the following purposes:

1.	To elect two directors, each to hold office for a three-year term and until his successor has been duly elected and appointed;

2.	To conduct an advisory vote on compensation of our named executive officers;

3.	To conduct an advisory vote on the frequency of future advisory votes on compensation of our named executive officers;

4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2011; and

5.	To transact all other business that properly comes before the meeting.

Only stockholders of record at the close of business on December 27, 2010 will be entitled to notice of and to vote at the meeting or any adjournment thereof. You are invited to attend the annual meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. Instead, you may simply complete, date and sign the available proxy card and return it to the Company. Alternatively, you may vote via telephone or over the Internet.

All stockholders of record entitled to vote at the annual meeting should receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. The principal address of the Company is 7007 Broadway Avenue, Cleveland, Ohio 44105.

By order of the Board of Directors,

Bernard S. Kobak

Secretary

January 10, 2011

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE AVAILABLE

PROXY CARD OR VOTE VIA TELEPHONE OR OVER THE INTERNET.

i

TFS FINANCIAL CORPORATION

7007 Broadway Avenue

Cleveland, Ohio 44105

PROXY STATEMENT

Our Board of Directors is providing this proxy statement to ask for your vote as a stockholder of TFS Financial Corporation (the “Company,” “we,” “us” or “our”) on certain matters to be voted on at our upcoming annual meeting of stockholders, which will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 24, 2011, at 9:00 a.m., local time. We are making these proxy materials, along with our 2010 Annual Report to Stockholders, available to you electronically on or about January 10, 2011.

ABOUT THE MEETING

What Is the Purpose of the Annual Meeting of Stockholders?

At our annual meeting of stockholders, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of two directors, an advisory vote on compensation of our named executive officers, an advisory vote on the frequency of future advisory votes on compensation of our named executive officers, and a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2011. We are not aware of any other matter that will be presented for your vote at the meeting.

Who Is Entitled to Vote?

Only stockholders of record at the close of business on the record date, December 27, 2010, are entitled to receive notice of and to vote the shares of our common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of common stock entitles its holder as of the record date to cast one vote on each matter acted upon at the meeting. As of the record date, the Company had outstanding 308,395,893 shares of common stock.

What if My Shares Are Held in the Third Federal Savings Associate Stock Ownership Plan or the Third Federal Savings 401(k) Savings Plan?

If you are a participant in the Third Federal Savings Associate Stock Ownership Plan (the “ASOP”) or the Third Federal Savings 401(k) Savings Plan (the “401(k) Plan”) and you own shares of our common stock through those plans, you have been provided voting instruction forms with respect to shares you may vote under those plans. Although the trustee or administrator for each plan votes all shares of our common stock held by that plan, each participant may direct the trustee or administrator how to vote the shares of our common stock allocated to his or her plan account. Voting instructions must be provided to the trustee or administrator by February 19, 2011 to be effective. If you own shares of our common stock through either of these plans and do not provide voting instructions to the trustee or administrator by February 19, 2011, the respective trustee or administrator will vote the shares of common stock in accordance with the terms of the respective plans, which provide that the trustee or administrator will vote any shares of our common stock for which it has received no voting instructions in the same proportions as it votes the shares of our common stock for which it has received instructions from plan participants. You also may revoke previously given voting instructions prior to February 19, 2011 by filing with the trustee or administrator either written notice of revocation or a properly completed voting instruction form bearing a later date.

Who Can Attend the Meeting?

Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), your name does not appear in the Company’s records, and you will need to bring to the annual meeting a copy of your brokerage statement reflecting your ownership of shares of our common stock as of the record date in order to be admitted.

When and Where Is the Meeting?

The meeting will be held at the offices of Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105, on Thursday, February 24, 2011, at 9:00 a.m., local time. Parking is available in our visitor parking lot, which you can enter from Aetna Avenue.

What Constitutes a Quorum?

The presence at the meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will represent a quorum, permitting the conduct of business at the meeting. Proxies received by the Company but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of establishing a quorum. A broker non-vote occurs if your shares are held in “street name” by a broker or nominee and the broker or nominee reports your shares as non-votes because you did not provide your broker or nominee with voting instructions for your shares.

What Vote Is Required to Approve Each Proposal, Assuming that a Quorum Is Present at the Annual Meeting of Stockholders?

Proposal One: Election of Directors.  The two nominees for director who receive the greatest number of affirmative votes will be elected directors, and abstentions and broker non-votes will not count either for or against any nominee for director.

Proposal Two: Advisory Vote on Executive Compensation.  The Company is presenting an advisory vote on compensation of its named executive officers. See page 34 under “Proposal Two: Advisory Vote on Executive Compensation” for additional information. If a majority of the votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as cast and will have the same effect as a vote against approval. Broker non-votes are not considered votes cast either for or against approval. While our Board of Directors intends to consider carefully the stockholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Proposal Three: Advisory Vote on the Frequency of Advisory Vote on Executive Compensation.  The Company is presenting an advisory vote on the frequency (every one, two or three years) of the advisory vote on compensation of our named executive officers. See page 35 under “Proposal Three: Advisory Vote on the Frequency of the Executive Compensation Advisory Vote” for additional information. The frequency receiving the greatest number of votes will be the frequency recommended by the stockholders. Abstentions and broker non-votes are not considered votes cast for any frequency.

Proposal Four: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant.  The Audit Committee of our Board of Directors plans to reappoint Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2011, subject to the ratification of the appointment by our stockholders as required by our bylaws. See page 38 under “Proposal Four: Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Accountant” for additional information. If a majority of votes cast on this proposal are cast in favor of approval, the proposal will be approved. Abstentions will be treated as cast and will have the same effect as a vote against ratification. Broker non-votes are not considered votes cast either for or against ratification.

How Does Third Federal Savings and Loan Association of Cleveland, MHC Intend to Vote Its Shares?

All stockholder votes will include the vote of Third Federal Savings and Loan Association of Cleveland, MHC, which, as of December 27, 2010, owned 227,119,132 shares, or 73.65%, of our outstanding common stock. As such, the vote of Third Federal Savings and Loan Association of Cleveland, MHC will be determinative of the outcome of any vote or election. Third Federal Savings and Loan Association of Cleveland, MHC intends to vote for the election of the Board of Directors’ two nominees for director, to approve the proposal to approve the compensation of our named executive officers, to vote for an advisory vote on executive compensation every three years, to vote for ratification of the selection of Deloitte & Touche LLP, and to vote in accordance with the recommendation of our Board of Directors on any other matter that properly comes before the meeting.

How Do I Vote?

You may cast your vote in person at the meeting or in any one of the following ways:

By Telephone:  You may call the toll-free number printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you should not return a proxy card.

Over the Internet:  You may visit the web site printed on the accompanying proxy card. Follow the simple instructions and use the personalized control number printed on your Notice of Internet Availability in order to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you should not return a proxy card.

By Mail:  You may mark, sign and date the accompanying proxy card and return it to the address provided on the proxy card.

If you sign, date and return the accompanying proxy card or vote by telephone or via the Internet, the shares of common stock represented by your proxy will be voted as you specify. If you return a signed and dated proxy card, but do not indicate how your shares of common stock should be voted, the shares of common stock represented by your proxy will be voted to elect the directors set forth under the caption “Election of Directors,” for approval of the proposal concerning compensation of our named executive officers, for conducting an advisory vote on executive compensation every three years and for ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant to audit our financial statements for the fiscal year ending September 30, 2011.

Will My Shares Be Voted if I Do Not Provide Instructions to My Broker?

If you are the beneficial owner of shares held in “street name” by a broker or other nominee, the broker or other nominee, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not provide your broker or other nominee instructions as to how your shares are to be voted, your broker or other nominee will not be able to vote your shares on any of the matters discussed herein, and your shares will not be voted with respect to those matters. We urge you to provide instructions to your broker or nominee so that your vote may be counted on these important matters. You should vote your shares by following the instructions provided on the accompanying proxy card and return the proxy card to your broker or other nominee in a timely manner to ensure that your shares are voted on your behalf.

May I Revoke My Proxy or Change My Vote?

You may revoke or change your vote at any time before your proxy has been exercised by filing a written notice of revocation or a duly executed proxy bearing a later date with the Company at the Company’s principal address indicated on the attached Notice of Annual Meeting of Stockholders, by submitting another timely, later-dated vote by telephone or Internet or by giving notice of revocation to the Company in open meeting. However, your presence at the annual meeting alone will not be sufficient to revoke your previously-granted proxy or vote.

How Will the Proxy Solicitation Be Conducted?

This solicitation of proxies is made by and on behalf of our Board of Directors. The cost of the solicitation of your proxy will be borne by the Company. In addition to solicitation of proxies by mail and electronically, officers and regular associates of the Company may solicit proxies in person, by telephone or by facsimile. These officers and associates will not receive any additional compensation for their participation in the solicitation process.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our bylaws currently provide for 11 directors divided into three classes as nearly equal in number as possible. Thomas J. Baird and John J. Fitzpatrick, current directors of the Company, will not stand for re-election at the annual meeting and will cease to be directors upon expiration of their current terms. The Board intends to reduce the size of the Board to 10 directors following the annual meeting. We believe that 10 directors is an appropriate size for our Board of Directors to ensure optimal oversight and governance of the Company.

In order to fill the vacancy resulting from Messrs. Baird and Fitzpatrick not standing for re-election and the anticipated reduction in the size of the Board, the Board is currently conducting a search for qualified candidates with expertise in risk management and, once it identifies a qualified candidate, intends to elect that candidate to the Board. The elected candidate will stand for re-election at next year’s annual meeting.

You will be voting on the election of two directors at the annual meeting of stockholders, each of whom will serve a three-year term expiring in 2014 and until his successor is elected and appointed. At the meeting, unless you specify otherwise, the shares of common stock represented by your proxy will be voted to re-elect William C. Mulligan and Paul W. Stefanik.

If for any reason either of the nominees is unable to serve as a director at the time of the election (which is not expected), the shares of common stock represented by your proxy will be voted for the election of a substitute nominee recommended by our Board of Directors, acting as our nominating committee.

The following table sets forth information regarding our directors (other than Messrs. Baird and Fitzpatrick):

Name	Age	Position(s) Held in TFS Financial Corporation	Director Since	Term of Office Expires
Nominees for Director

William C. Mulligan	57	Director	2007	2011
Paul W. Stefanik	86	Director	1993	2011

Directors Continuing in Office

Anthony J. Asher	72	Director	2008	2012
Martin J. Cohen	57	Director	2006	2013
Robert A. Fiala	57	Director	2005	2013
Bernard S. Kobak	82	Secretary and Director	1993	2012
Marianne Piterans	56	Director of Human Resources and Director	2006	2012
Ben S. Stefanski III(1)	38	Director	2010	2013
Marc A. Stefanski	56	Chairman of the Board, President, Chief Executive Officer and Director	1987	2013

(1) Ben S. Stefanski III is the nephew of Marc A. Stefanski.

Our Board of Directors recommends that stockholders vote FOR the nominees for election set forth above.

Business Experience of Each Nominee for Director

William C. Mulligan has served as a managing director of Primus Capital Funds, a private equity firm, since 1987. Mr. Mulligan joined Primus Capital Funds in 1985 from McKinsey & Company, Inc., an international management consulting firm. Mr. Mulligan serves as a director of several private companies and one public company, Universal Electronics, Inc. Mr. Mulligan’s exposure to a wide range of companies and strategic acquisitions provides extensive business, financial and risk management skills that are important to his service on the Board and the Audit and Compensation Committees.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement. Mr. Stefanik’s many years of service in various areas of Third Federal Savings and Loan bring knowledge of the financial, operational and regulatory challenges faced by the Company.

Business Experience of Each Continuing Director

Anthony J. Asher is the Chairman of Weston, Inc., a real estate ownership firm that is one of the largest industrial property owners in the Cleveland, Ohio area, and which Mr. Asher founded in 1971. Mr. Asher also founded one of the largest title agencies in the Cleveland area. This experience, combined with his background as an entrepreneur, provides invaluable skills used in his service on the Board and the Audit and Compensation Committees.

Martin J. Cohen has been a managing partner of H & M Management Company, a real estate management company, since 1975 and is manager and part owner of eight apartment complexes. He has managed and owned other commercial and single family properties. Mr. Cohen also has previous financial-related experience in the banking industry and has maintained leadership positions in various trade and community organizations. These skills provide a useful resource in his service on the Board and the Audit Committee.

Robert A. Fiala is president of the architecture firm ThenDesign, which he founded in 1989. He is also a member of the Willoughby, Ohio, City Council, where he currently serves as Council Vice President. Mr. Fiala is a current and past board member of several local nonprofit institutions. Mr. Fiala’s management and business experience in operating his own company and his extensive civic and community responsibilities bring extensive knowledge and business acumen, as well as knowledge of the local community served by the Company, to his service on the Board and the Compensation Committee.

Bernard S. Kobak is the Corporate Secretary of Third Federal Savings and Loan, a position he has held since 1960. Mr. Kobak joined Third Federal Savings and Loan in 1958 and has served as Executive Vice President since 1963. Mr. Kobak’s many years of service in various areas of Third Federal Savings and Loan bring knowledge of the financial, operational and regulatory challenges that the Company faces.

Marianne Piterans is Director of Human Resources, Training, Security and Administrative Services for Third Federal Savings and Loan. Prior to joining Third Federal Savings and Loan in 1992, Ms. Piterans served as Senior Vice President of Society National Bank, where she worked for 20 years. Ms. Piterans brings a strong knowledge of the employees and communities served by the Company, which provides a unique perspective to the Board.

Ben S. Stefanski III is currently Director of Direct Sales at Patagonia, Inc., a $320 million outdoor retail company. Mr. Stefanski III has been employed by Patagonia, Inc. since 2001 and has led a number of teams, including Patagonia, Inc.’s call centers and inventory groups. Mr. Stefanski has previously served on the board of the Third Federal Foundation. He is the nephew of Marc A. Stefanski and grandson of Ben and Gerome Stefanski, the founders of Third Federal Savings and Loan. Mr. Stefanski III provides a retail business perspective to the Board.

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and the Company in 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938. Mr. Stefanski’s values, leadership skills, extensive experience overseeing the growth of Third Federal Savings and Loan and the Company and extensive knowledge of the industry, the Company and the community are considered valuable assets to the Board.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During the fiscal year ended September 30, 2010, our Board of Directors met seven times and the board of directors of Third Federal Savings and Loan, which consists of the same directors as our Board of Directors, met 12 times. During the fiscal year ended September 30, 2010 or such period during the fiscal year as an individual may have served as a director, no director attended fewer than 75% of the total number of meetings of our Board of Directors and the total number of meetings held by all committees on which the director served. The Company anticipates that all of its directors will attend the annual meeting of stockholders. All directors, except for Messrs. Fitzpatrick and Mulligan, attended last year’s annual meeting of stockholders. Our Board of Directors has established various standing committees, including an Audit Committee, Compensation Committee and Executive Committee. The full Board of Directors acts as the Company’s nominating committee.

Independent Directors

A majority of our Board of Directors and all members of the Audit Committee and Compensation Committee are independent, as affirmatively determined by our Board of Directors consistent with the criteria established by the NASDAQ Stock Market.

Our Board of Directors conducts an annual review of director independence for all current nominees for election as directors and all continuing directors. In connection with this review, our Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their related interests had with the Company and its subsidiaries.

As a result of this review, our Board of Directors affirmatively determined that nominees Messrs. Mulligan and Stefanik, continuing directors Messrs. Cohen, Fiala, Stefanski III and Asher, and retiring directors Messrs. Baird and Fitzpatrick, are independent. Our Board of Directors determined that continuing directors Ms. Piterans and Messrs. Kobak and Stefanski are not independent because they are associates of the Company.

James S. Gascoigne, a former director of the Company, was not independent during his tenure as a director, which ended on February 25, 2010. Mr. Gascoigne controls Baywater Capital Partners LTD, Baywater Realty Company LTD, Baywater Management Company and Fairfax Investment Company. These entities provide real estate and management services to Hazelmere Investment Group I LTD (“Hazelmere”), which is 70% owned by Third Capital, Inc., a wholly owned subsidiary of the Company, or have participating economic interests in the cash flows and capital proceeds of Hazelmere. During the fiscal year ended September 30, 2010, the Baywater entities collectively received management fees of $692,722 from Hazelmere. Third Capital, Inc. received distributions from Hazelmere, including cash flows and capital proceeds, totaling $1,523,241 during the year.

Board Leadership Structure and Risk Oversight

Pursuant to the Company’s bylaws, the Board of Directors is responsible for the selection of a Chairman of the Board and a President of the Company, and may further designate the Chairman of the Board as an officer. Mr. Stefanksi currently serves as our Chairman of the Board, President, and Chief Executive Officer. The Board of Directors believes that this structure provides the optimal leadership model for us. Combining the Chairman of the Board and President and Chief Executive Officer roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Mr. Stefanski also is able to use the in-depth focus and perspective gained in running the Company to assist our Board of Directors in addressing both internal and external issues affecting the Company. This structure also allows a single person to act as a spokesperson for the Company and to represent and speak on our behalf to our customers, employees and regulators. It also best leverages Mr. Stefanski’s unique attributes and heritage as his family’s name and history are an important part of our brand image.

While the Board of Directors does not have a lead independent director, we feel that having a majority of independent directors, a discrete and independent committee system and periodic meetings of non-management directors in executive session permits the Board to maintain effective oversight of the Company’s management. Nevertheless, the Board of Directors periodically reviews its leadership structure to ensure that it meets the Company’s needs.

Our Board of Directors assists in monitoring the risks inherent in the Company’s business model and internal operations, including risk relating to changes in interest rates, risk relating to the Company’s investments, risk relating to the Company’s lending activities and risks arising from the Company’s compensation policies and practices.

Because a majority of the Company’s assets and liabilities are monetary in nature, the Company’s most significant form of risk, and thus the risk most important to manage, is interest rate risk. In general, our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, the Board of Directors has established risk management guidelines and an Asset/Liability Management Committee consisting of members of management. This committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. The committee meets quarterly and provides reports of its proceedings to the Board of Directors.

The Company is also exposed to risk from the assets in which the Company invests its deposits. As part of its risk oversight, the Board of Directors is responsible for establishing and overseeing the Company’s investment policy, which is reviewed at least annually by management, and any changes to the policy are subject to approval by the Board of Directors. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. The Company also maintains an Investment Committee appointed by the Board of Directors and made up of members of management, which oversees investing activities and strategies and policies. The committee meets quarterly and provides reports of its proceedings to the Board of Directors.

A third category of risk to which the Company is exposed is risk from its lending activities. As part of its risk oversight, the Board of Directors has established underwriting standards and loan origination procedures, including loan approval limits. The Board of Directors has delegated authority to its Executive Committee to review and assign lending authorities to certain individuals of the Company to consider and approve loans within their designated authority.

The Board of Directors has engaged Promontory Financial Group, LLC (“Promontory”) to review and assess the Company’s risk management organization, structure, programs and practices. The ongoing review and assessment focuses on credit risk, market, interest rate, liquidity and operational risk, including compliance risk. The Board intends to consider any recommendations presented by Promontory.

On a more general level, the Audit Committee in particular is involved in the risk management process, as it annually reviews and approves the processes used by our internal audit department in developing our annual risk assessment, discusses any areas of high risk indentified during an audit, inquires into significant risks facing the Company, and independently discusses with management the Company’s policies with respect to risk assessment and risk management.

As part of our bonus program, the Compensation Committee has negative discretion to reduce the amount payable from the incentive pool based on certain measures, including interest rate risk and credit risk. In addition, the Company uses only non-commissioned associates to gather loan applications and underwrite and process loan requests. These measures are designed to reduce incentives for employees to cause the Company to take undue risk.

Our management has assessed our compensation policies and practices and has concluded that they are not reasonably likely to have a material adverse effect on the Company.

Executive Session

The non-management directors of our Board of Directors meet periodically in executive session without management.

Nominating Committee

Our Board of Directors has determined that the Company is a “Controlled” company, as defined by the NASDAQ Stock Market, because Third Federal Savings and Loan Association of Cleveland, MHC currently owns more than 50% of our common stock. Therefore, the full Board of Directors acts as our nominating committee and does not have a separate nominating committee charter. The Board of Directors met once in this capacity during the fiscal year ended September 30, 2010. In that capacity, our Board of Directors recommended a slate of nominees for election by stockholders at the Company’s 2011 annual meeting of stockholders.

As set forth in our Policy and Procedures for Stockholder Recommendations for Director Candidates (the “Policy”), our Board of Directors will consider suggestions forwarded by stockholders to the Secretary of the Company concerning qualified candidates for election as directors. To recommend a prospective nominee for our Board of Directors’ consideration, a stockholder may submit the candidate’s name, qualifications and other pertinent information required by the Policy to the Company’s Secretary at the following address: 7007 Broadway Avenue, Cleveland, Ohio 44105. To be timely, the submission must be received by the Secretary at least 150 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

Under our bylaws, no nomination for director, except one made by the Board of Directors, will be voted upon unless the nomination is made in writing and delivered to the Company’s Secretary at least 30 days prior to the date of the annual meeting. Upon delivery, a nomination will be posted in a conspicuous place in each office of the Company. Ballots bearing the names of all persons nominated by the Board of Directors and by stockholders will be provided for use at the annual meeting. If the Board of Directors fails or refuses to act in regard to nominations for directors at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any holders of shares of common stock entitled to vote, and will be voted upon.

Our Board of Directors has recommended for election each of the nominees identified in “Proposal One: Election of Directors” on page 5.

A current copy of our Policy and Procedures for Stockholder Recommendations for Director Candidates is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Our Board of Directors has not established specific minimum qualifications that a candidate must have in order to be recommended for election to our Board of Directors. However, in determining qualifications for new directors, our Board of Directors will consider a potential member’s qualification as independent under the NASDAQ Stock Market listing standards, as well as his or her age, skill and experience in the context of the needs of the Board of Directors. Our Board of Directors does not have a specific policy with regard to its consideration of diversity of its directors, although diversity is one of many factors taken into account when considering potential candidates to serve on the Board of Directors.

When evaluating a candidate, the Board of Directors considers those attributes most likely to serve the interests of the Company and its stockholders. Those characteristics will ideally reflect a balance of professional and personal backgrounds that contribute to the Board of Directors’ performance of its functions in the highly competitive and closely regulated business in which the Company operates. If the Board of Directors believes that a potential candidate may be an appropriate nominee to the Board, the Board seeks to learn more about the candidate’s qualifications, background and interest in serving on the Board, and the candidate has the opportunity to learn more about us, the Board and its governance practices.

Audit Committee

The Audit Committee consists of Messrs. Mulligan (Chairman), Asher, Cohen and Stefanik. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and our Board of Directors. The Audit Committee also serves as our Qualified Legal Compliance Committee. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Stock Market and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. Our Board of Directors has determined that Mr. Mulligan is an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met five times during the fiscal year ended September 30, 2010.

A current copy of the Audit Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Compensation Committee

The members of the Compensation Committee of the Board of Directors (the “Committee”) are Messrs. Fiala (Chairman), Asher and Mulligan. All three members of the Committee served on the Committee throughout the fiscal year ended September 30, 2010, during which the Committee held eight meetings.

The Committee is responsible for assisting our Board of Directors in the following primary areas:

•

Reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and the Company’s other executive officers and ensuring those goals are aligned with the Company’s short- and long-term objectives;

•	Reviewing, at least annually, the structure and compensation opportunities available under the Company’s executive and associate compensation plans in light of the Company’s goals and objectives;

•

Reviewing, periodically, the risks arising from the Company’s compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company and, if so, to review or prepare appropriate disclosure of such risks;

•	Reviewing and approving salary, annual and long-term incentive compensation targets, performance objectives and payments for the executive officers of the Company;

•

Evaluating, at least annually, the performance of the executive officers in light of the Company’s strategic plan and the goals and objectives of the Company’s executive compensation plans and establishing future compensation levels based upon this evaluation;

•	Reviewing and approving grants and awards to the executive officers and other participants under equity-based compensation plans, based on achievement of pre-determined goals and objectives;

•	Reviewing and approving compensation for members of our Board of Directors and any of its committees; and

•	Reviewing and approving any employment agreement or severance agreement to be made with any existing or prospective executive officer of the Company.

The Committee engages a compensation consultant to assist in the design of the Company’s compensation program and the review of its effectiveness.

A copy of the Committee’s charter is available to stockholders on the Company’s web site, www.thirdfederal.com, under “Investor Relations” and a written copy is available to stockholders upon written request to the Company, to the attention of Investor Relations at 7007 Broadway Avenue, Cleveland, Ohio 44105.

Executive Committee

The Executive Committee, which currently consists of Messrs. Stefanski (Chairman), Kobak and Mulligan, possesses the power of our Board of Directors during intervals between meetings of our Board of Directors in order to address various items, including approval of various policies and guidelines and significant agreements and contracts. The Executive Committee does not possess the power to fill vacancies on our Board of Directors or any Board of Directors committees. The Executive Committee held 12 meetings during the fiscal year ended September 30, 2010.

Code of Conduct and Code of Ethics

The Company has adopted policies governing the activities of both the Company and Third Federal Savings and Loan, including a code of conduct and a code of ethics for senior financial officers. The code of conduct applies to all associates and directors, and addresses conflicts of interest, the treatment of confidential information, general associate conduct and compliance with applicable laws, rules and regulations. The code of ethics for senior financial officers applies to the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, and addresses adherence to standards of integrity and professionalism when conducting and reporting the Company’s financial affairs. In addition, the codes are designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The codes are posted on the Company’s web site, www.thirdfederal.com, under “Investor Relations.” Any waiver of any provision of either code granted to an executive officer or director may be made only by our Board of Directors. There were no waivers granted during fiscal year 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting practices on behalf of our Board of Directors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The Company’s independent accountant is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has:

•	Reviewed and discussed with management the audited financial statements of the Company contained in its Annual Report on Form 10-K for the fiscal year ended September 30, 2010;

•

Discussed with the Company’s independent accountant the matters required to be discussed pursuant to Statement of Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from the Company’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the fiscal year ended September 30, 2010 be included in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).

Audit Committee

William C. Mulligan, Chairman

Anthony J. Asher

Martin J. Cohen

Paul W. Stefanik

EXECUTIVE COMPENSATION

Executive Summary

The Company was faced with a challenging operating environment in fiscal year 2010. While recent financial and economic releases have not been as consistently negative, and some positive trends have been reported, much of the financial services industry remains relatively fragile and susceptible to the consequences of adverse financial conditions. Regionally high unemployment, weak residential real estate values, capital and credit markets that remain at less than robust levels, and a general lack of confidence in the financial service sector of the economy as a result of continuing bank failures presented challenges for us. For fiscal year 2010, our net income decreased $3.1 million, or 21%, to $11.3 million. This change is attributable to decreases in both net interest income and non-interest income, partially offset by a decrease in the provision for loan losses.

As a result of the Company’s pay for performance commitment, compensation for our named executive officers reflected the challenging environment we faced in fiscal 2010:

•	Semiannual performance-based cash bonuses for named executive officers were not paid for the second half of the fiscal year;

•	All of the named executive officers’ previously granted stock options were out-of-the-money at fiscal year end; and

•	The named executive officers’ base salaries have not increased since October 2008.

The Company continues to review and refine its compensation plans and programs as appropriate to enable those plans and programs to support the achievement of the Company’s strategic goals as well as practices that our stockholders find desirable. Among other positive practices the Company has adopted, the Company:

•	Does not maintain employment agreements with any of the named executive officers;

•	Does not maintain severance agreements with any of the named executive officers; and

•

In effect, requires that the named executive officers hold restricted stock units granted to them until their retirement or other qualified termination of employment, even after such restricted stock units are vested.

Compensation Discussion and Analysis

Overview

The following discussion and analysis should be read in conjunction with the information presented in the compensation and award tables, the footnotes to those tables and the related disclosures appearing later in this proxy statement. The tables and related disclosures contain specific information about the compensation earned or paid during the fiscal year ended September 30, 2010. The Committee engages a compensation consultant, Exequity LLP (the “Compensation Consultant”), to advise it on the Company’s compensation programs.

The tables and related disclosures that follow cover the following individuals, whom we refer to as our named executive officers:

•	Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer;

•	Ralph M. Betters, Chief Information Officer, Third Federal Savings and Loan;

•	David S. Huffman, Chief Financial Officer;

•	Marianne Piterans, Director of Human Resources, Third Federal Savings and Loan; and

•	John P. Ringenbach, Chief Operating Officer, Third Federal Savings and Loan.

Each of the named executive officers is an officer of the Company and employed by Third Federal Savings and Loan. Of the total compensation paid to each named executive officer, a portion of such compensation is allocated as being paid by the Company while the remainder is allocated as being paid by Third Federal Savings and Loan. All discussion of compensation paid to the named executive officers refers to the combined amount of compensation paid by the Company and Third Federal Savings and Loan.

The compensation and benefits payable to the Company’s directors and executive officers are established by or under the supervision of the Committee. The Committee currently consists of three members, Robert A. Fiala (Chairman), Anthony J. Asher and William C. Mulligan, each of whom is an independent director within the meaning of the listing standards of the NASDAQ Stock Market, a disinterested director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and a “non-employee director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The purposes of the Committee, among others, are to discharge our Board of Directors’ responsibilities relating to compensation of the Company’s directors and executive officers and to approve and evaluate the director and executive officer compensation plans, policies and programs of the Company. The Committee’s charter provides that the Committee will generally meet quarterly or as needed. During fiscal year 2010, the Committee held eight meetings. The agenda for each meeting is established by the Chairman of the Committee. The Committee generally invites the Company’s Director of Human Resources, and frequently invites other members of senior management and outside advisors, as necessary, to report on matters of interest to the Committee and to participate as requested in its deliberations. In addition, the Committee meets in executive session without management at each meeting.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for our named executive officers and other executives, the Committee is guided by the following philosophies and objectives:

•

We must attract, retain and motivate superior associates, including executives, for our flat business structure to be effective. Our flat business structure is intended to provide a framework for effective and prompt decision making, associate job satisfaction, the sharing of resources and the ability to respond quickly to changes in the marketplace.

•

Our compensation program should be competitive and comprehensive, consist of base salary, annual incentives, long-term incentives and benefits, and support our operating strategy of emphasizing teamwork and personal and professional enhancement through cross-training and efficiency.

•

Our compensation program should motivate and reward our executives for sustained performance through the use of performance-based cash and equity compensation tied to short, intermediate and long-term goals designed to facilitate the achievement of the Company’s business objectives and the enhancement of stockholder value.

•	Our compensation program should be designed to eliminate any incentive for our executive officers to cause the Company to take undue risk.

Elements of Our 2010 Compensation Program for Named Executive Officers

The following elements were included in our compensation program for named executive officers during fiscal year 2010:

Element of Compensation	Associates Covered	Description	Key Objectives Promoted

Annual Compensation
• Base Salary	All salaried associates	Fixed annual compensation paid in accordance with our regular payroll procedures during the year.	Designed to be market competitive and enable the Company to attract and retain talented associates.

• Semi-Annual Performance-based Cash Bonuses for Named Executive Officers	5 executives	Variable cash bonuses. Bonuses for the named executive officers are based on the net income of the Company, subject to reductions if certain pre-established performance goals are not achieved, over the two semi-annual periods of the fiscal year.	Designed to motivate and reward achievement of short-term financial, operational and strategic business goals.

Long-Term Compensation
• Stock Options	5 executives and 1 associate	Right to purchase common stock at a set price for a period of time after the right vests.	Designed to be market competitive, motivate and reward achievement of stock price growth, and align associates’ interests with those of the Company’s stockholders. Also designed to retain executives.

• Restricted Stock Units	5 executives and 1 associate	Units representing a right to receive shares of common stock that vest as a result of continued employment for a stated period of time.	Designed to retain executives, motivate and reward achievement of stock price growth and align associates’ interests with those of the Company’s stockholders.

Element of Compensation	Associates Covered	Description	Key Objectives Promoted
Other Compensation Elements
• Third Federal Savings Retirement Plan	Approximately 720 associates	Company-funded defined benefit retirement plan provided to associates; the amount of the benefit depends on an associate’s years of service with the Company and average annual compensation. The plan was closed to new associates as of December 31, 2002.	Designed to be market-competitive and enable the Company to retain talented associates who are eligible to participate.

• Third Federal Savings 401(k) Plan	All associates	A 401(k) retirement savings plan that enables associates to defer up to 75% of their compensation with a Company matching contribution of up to 4% of an associate’s contributions. The Plan also provides profit sharing contributions as determined by the Board. The Company also makes contributions to the Plan on behalf of associates not participating in the Third Federal Savings Retirement Plan as determined by the Board.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Benefit Equalization Plan	5 executives	A retirement savings plan that enables executives to defer a portion of their cash compensation and provides Company matches and profit sharing contributions that would have been payable under the 401(k) plan, but for certain limits established by law.	Designed to enable the Company to attract and retain talented executives.

• Associate Stock Ownership Plan	All associates	A plan that enables our associates to acquire shares of common stock of the Company. Pursuant to the plan, every associate, including each executive, receives an equal number of shares of common stock on an annual basis.	Designed to help align associates’ interests with those of the Company’s stockholders.

Element of Compensation	Associates Covered	Description	Key Objectives Promoted
• Other Benefits	All associates	Health, life and disability insurance benefits.	Designed to be market-competitive and enable the Company to attract and retain talented associates.

• Perquisites	5 executives and 2 associates	Personal benefits provided to executives, such as financial, retirement and estate planning programs, a personal health management program, and a company car program.	Designed to be market competitive and to facilitate associates’ attention to the Company’s business.

Compensation Setting Process

On an annual basis, the Committee reviews and recommends compensation levels for executive officers based on the Company’s performance, the performance of the executive officers as a group, individual performance and experience and market comparisons.

For fiscal year 2010, the Company retained the Compensation Consultant to assist the Committee in its process of reviewing its comparator group of companies, reviewing the compensation programs of the members of the comparator group and making recommendations and providing advice with respect to the compensation of the Company’s executive officers.

For fiscal year 2010, the Committee reviewed pay information for two comparator groups. The first group was a 20 company peer group utilized in fiscal year 2009. These companies were the 20 highest ranked publicly traded thrifts and mortgage financing companies with assets ranging from $1 billion to $60 billion, based upon one-year total shareholder return for calendar year 2008. The companies included in the first comparator group for fiscal year 2010 were as follows:

• Bank Mutual Corporation	• Hudson City Bancorp Inc.
• Beneficial Mutual Bancorp Inc.	• Kearny Financial Corp.
• Berkshire Hills Bancorp Inc.	• NewAlliance Bancshares, Inc.
• Brookline Bancorp Inc.	• Northwest Bancorp, Inc. (MHC)
• Capitol Federal Financial (MHC)	• Ocwen Financial Corp.
• Dime Community Bancshares Inc.	• People’s United Financial
• Federal Agriculture Mortgage Corp.	• Provident Financial Services, Inc.
• First Financial Holdings Inc.	• Provident New York Bancorp
• First Niagara Financial Group, Inc.	• Trustco Bank Corp. NY
• Flushing Financial Corp.	• WSFS Financial Corp.

In order to obtain more robust competitive information and relevant data, the Committee then reviewed pay information for a second peer group consisting of the first comparator group and 10 additional publicly traded thrifts and mortgage financing companies, including one retail bank. The additional companies selected for this second group were the highest-performing publicly traded thrifts and mortgage financing companies, along with one retail bank, with assets ranging from $1.5 billion to $60 billion, based upon two-year total shareholder return for calendar years 2008 and 2009. The additional companies included in the second comparator group for fiscal year 2010 were as follows:

• Astoria Financial Corporation	• OceanFirst Financial Corp.
• ESB Financial Corporation	• Oritani Financial Corp.
• First Defiance Financial Corp.	• Radian Group Inc.
• Investors Bancorp, Inc.	• ViewPoint Financial Group
• New York Community Bancorp, Inc.	• Washington Federal, Inc.

Both comparator groups were intended to include those institutions most comparable to the Company in terms of asset base, operational scope, shareholder return and other relevant characteristics.

Because fiscal year 2010 base salaries and bonuses were established at the end of fiscal year 2009, the comparator groups were used exclusively for purposes of evaluating fiscal year 2010 long-term incentive grants, which were approved and made on May 14, 2010.

The Committee does not benchmark the named executive officers’ compensation against these comparator groups. For example, the Committee does not set compensation for our executives at a pre-determined level in relation to these groups, such as the median level of compensation reported by these groups, or by applying a formula to the compensation reported by these groups. Instead, as the first step in the compensation setting process, the Committee reviews the compensation data for the comparator groups to assess the competitiveness of the Company’s compensation programs and its ability to achieve the philosophies and objectives of its compensation programs.

In making determinations on the mix and amount of executive compensation, the Committee reviews all components of executive compensation, including base salary, semi-annual performance-based cash bonuses, long-term incentives, associate benefits, costs of perquisites and any other form of compensation received from the Company. The Committee believes that the total compensation opportunity available to executive officers should consist of base salary, performance-based cash bonuses, long-term incentives, retirement and other associate benefits and perquisites. The Committee has no mandatory policy for the allocation between base salary, semi-annual performance-based cash bonuses, and long-term incentives. For fiscal year 2010, the mix of pay continued to include significant long-term incentives in order to create a strong link between executive pay and long-term stockholder value creation and encourage long-term retention. To motivate and reward current-year performance, a significant percentage of total cash compensation for the Company’s executive officers, including the named executive officers, during fiscal year 2010 was allocated to semi-annual performance-based cash bonus awards.

As part of the compensation-setting process, the Committee reviews with Mr. Stefanski the compensation data for his direct reports, and considers Mr. Stefanski’s recommendations for his direct reports. Mr. Stefanski’s review attributes significant weight to how the named executive officers performed as a team, rather than simple individual performance, because of the Company’s culture of rewarding teamwork. As a result, internal pay equity plays a significant role in the Committee’s analysis of compensation for the named executive officers (other than Mr. Stefanski, as explained below) and its final determination of compensation. In making its final determinations, the Committee was less focused on market pay for each individual executive officer (other than Mr. Stefanski), and more focused on how the aggregate pay of the named executive officers (other than Mr. Stefanski) compared to aggregate market values.

As Chairman and Chief Executive Officer, Mr. Stefanski’s compensation is significantly higher than that of the other named executive officers due to his scope of responsibility, his tenure and experience with the Company, his impact on the performance of the Company, and the competitive compensation levels for Chief Executive Officers of comparator companies. Mr. Stefanski also is an integral part of our marketing campaign as spokesman, and his family’s name is an important part of our brand image.

Elements of Compensation

The elements of the Company’s executive compensation program for fiscal year 2010 consisted of base salary; semi-annual performance-based cash bonuses; stock options; restricted stock units; retirement benefits in the form of a defined benefit pension plan, a qualified defined contribution plan with a profit-sharing component and non-qualified deferred compensation plans; an associate stock ownership plan; and life insurance, health insurance and other perquisites and personal benefits.

Base Salary.  The Company defines base salary as a “fixed” rate of pay that associates, including the named executive officers, receive in exchange for sustained performance of job duties and responsibilities over time. Base salary is intended to provide the Company the ability to attract and retain the highest quality professionals in their fields. The Company reviews the base salary of its executive officers annually. Due to the continued uncertain economic conditions facing the Company, and with advice from the Compensation Consultant, the Company did not adjust the base salaries of the named executive officers for fiscal year 2010. As a result, the base salary of each named executive officer during fiscal year 2010 was unchanged from fiscal year 2009, and was:

Named Executive Officer	Base Salary
Marc A. Stefanski	$1,080,000
John P. Ringenbach	$463,191
Marianne Piterans	$392,568
Ralph M. Betters	$372,265
David S. Huffman	$358,507

Semi-Annual Performance-based Cash Bonuses for Named Executive Officers.  Under the TFS Financial Corporation Management Incentive Compensation Plan (the “Management Incentive Plan”), the named executive officers are eligible to receive semi-annual performance-based cash bonuses. The potential bonuses under this plan are directly correlated to the net income of the Company during the applicable semi-annual period. This plan is intended to provide an incentive for superior performance and payout amounts that are competitive with the market. The Company believes that paying these bonuses on a semi-annual, rather than an annual, basis focuses associates on achieving goals throughout the year by recognizing and rewarding officers concurrently with their performance and contributions.

For fiscal year 2010, the bonuses under the Management Incentive Plan were primarily based upon objective criteria. This plan was structured to satisfy the requirements for the “performance-based compensation” exception to the $1,000,000 limitation on deductibility of compensation under Section 162(m) of the Code.

Under this plan for fiscal year 2010, bonuses were based on the net income of the Company, subject to certain adjustments. The amount of adjusted net income of the Company is used to establish an “incentive pool” that is distributed to the named executive officers. For purposes of establishing the “incentive pool,” net income is adjusted to eliminate the effect, positive or negative, of (i) unexpected events outside the control of the named executive officers relating to interest rate spreads on asset sales, taxes, regulatory assessments and pension or medical coverage charges and (ii) changes in accounting principles. For fiscal year 2010, if adjusted net income for the semi-annual period was less than $2.5 million, then an incentive pool would not be created and no bonuses would be paid; if adjusted net income for the semi-annual period equaled or exceeded $2.5 million, the incentive pool would be calculated as the sum of the following:

•	Five percent (5%) of the first $2.5 million of net income;

•	Seven percent (7%) of the second $2.5 million of net income;

•	Eight percent (8%) of the third $2.5 million of net income;

•	Eight percent (8%) of the fourth $2.5 million of net income;

•	Eight percent (8%) of the next $5 million of net income;

•	Nine percent (9%) of the next additional $5 million of net income;

•	Seven percent (7%) of the next additional $5 million of net income;

•	Five percent (5%) of the next additional $5 million of net income; and

•	Three percent (3%) of any net income in excess of $30 million.

The Committee determined that for each semi-annual period of 2010, the incentive pool was to be distributed to the named executive officers in accordance with the following percentages:

Named Executive Officer	Percentage of Incentive Pool
Marc A. Stefanski	45.9%
John P. Ringenbach	15.8%
Marianne Piterans	13.4%
Ralph M. Betters	12.7%
David S. Huffman	12.2%

The maximum bonus that could be paid to a named executive officer for a semi-annual period of fiscal year 2010 was $1,500,000.

In determining the actual bonus payment made to the named executive officers, the Committee has discretion to reduce the amount payable from the incentive pool to the officers. The measures established for fiscal year 2010 to be considered when determining whether to implement a reduction in the bonus amounts were the following: (i) expense control, (ii) credit risk, (iii) interest rate risk, (iv) associate evaluations, (v) turnover and (vi) customer satisfaction. The Committee considers performance with respect to all established measures as a group, rather than assigning any specific weighting to each individual measure. By retaining the ability to reduce the bonus pool based on credit risk measures and interest rate risk measures, the Committee believes that the bonus program is designed to eliminate incentive for the executive officers to cause the Company to take undue risk.

The Company’s adjusted net income for the first semi-annual period during fiscal year 2010, which included a reduction of net income by a component of net gain on the sale of loans, was $10.468 million, resulting in an incentive pool of $738,000 for that period. The Committee believed actual performance with respect to the negative discretion measures as a group exceeded expectations during the first semi-annual period in fiscal year 2010. In assessing such performance, the Committee requested and received advisory input from Mr. Stefanski. The Committee did not reduce the amount of the incentive pool for the first semi-annual period in fiscal year 2010.

No bonuses were paid to the named executive officers for the second semi-annual period because net income of the Company for the period did not exceed the $2.5 million threshold necessary to establish an incentive pool.

The total dollar amount of bonuses approved for the named executive officers for fiscal year 2010 was as follows:

	Bonus ($)
Named Executive Officer	10/1/2009- 3/31/2010	4/1/2010- 9/30/2010	Total
Marc A. Stefanski	$338,742	$0	$338,742
John P. Ringenbach	$116,604	$0	$116,604
Marianne Piterans	$98,892	$0	$98,892
Ralph M. Betters	$93,726	$0	$93,726
David S. Huffman	$90,036	$0	$90,036

Long-Term Incentives.  Fiscal year 2010 represented the third year in which we awarded equity grants under the TFS Financial Corporation 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). The objectives of the equity grants are to:

•	Link executive compensation and our long-term stock price performance;

•	Better align our executives’ interests with our stockholders’ interests; and

•	Provide opportunity for long-term compensation that is competitive with comparator companies and sufficient to attract and retain executive talent to effectively manage our business.

In developing our grant sizes for long-term incentive awards to named executive officers in fiscal year 2010, the following were considered:

•	The competitive pay analyses of the two comparator peer groups previously mentioned;

•	Each executive’s role within our Company; and

•	The cost and share usage associated with the proposed grants and grants made in fiscal years 2009 and 2008.

Stock Options.  Stock options were included in the grants to link compensation to stock price appreciation and to support our growth objectives. In order to support retention and reward executives for stock performance over a longer horizon, the options vest 33 1/3% annually over a three year period starting on the first anniversary of their grant, and remain exercisable until the tenth anniversary of their grant.

Restricted Stock Units.  Restricted stock unit awards are designed to support executive retention and increase share ownership, which aligns the recipient’s interests with our stockholders’ interests. The restricted stock units will vest 25% annually over a four year period starting on the first anniversary of their grant. The restricted stock units were granted with dividend equivalents that pay cash to the holder at the same time and to the same extent stockholders receive any dividends.

The Committee made the following grants to the named executive officers on May 14, 2010:

Named Executive Officer	Number of Stock Options	Stock Option Exercise Price	Number of Restricted Stock Units
Marc A. Stefanski	315,500	$14.00	35,700
John P. Ringenbach	—	—	35,700
Marianne Piterans	31,500	$14.00	3,600
Ralph Betters	31,500	$14.00	3,600
David S. Huffman	31,500	$14.00	3,600

Additional information with respect to the grants to each named executive officer is included under the “Grants of Plan-Based Awards For Fiscal Year 2010” table on page 26.

Stock Option Granting Practices.  In May 2010, the Committee granted stock options and restricted stock units to our named executive officers as discussed above. The exercise price for the stock options was equal to the fair market value of a share of our common stock on the date of grant, which was the closing price of our common stock on NASDAQ on the date of the Board of Directors meeting at which the award was approved. The exercise price for future grants of stock options is expected to be determined in the same manner.

Retirement Benefits.  In addition to the 401(k) Plan and the ASOP, with respect to which the Company’s contributions on behalf of the named executive officers are included in the “Summary Compensation Table” on page 24, each of the Company’s executive officers, including the named executive officers, is eligible to participate in the retirement plans discussed below. The Committee believes these plans provide financial security that promotes retention.

Retirement Plan.  Third Federal Savings and Loan sponsors a defined benefit retirement plan for associates, the Third Federal Savings Retirement Plan (the “Retirement Plan”), and each of the named executive officers participates in the Retirement Plan. Prior to January 1, 2003, an associate became eligible to participate in the Retirement Plan on the first day of the calendar quarter coinciding with or following the date he had both attained age 21 and been credited with a year of eligibility service. The Retirement Plan has been closed to new associates; however, individuals who were already participants in the Retirement Plan on December 31, 2002 continue to accrue benefits under the terms of the Retirement Plan. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation multiplied by the participant’s years of benefit service. In the event a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. For these purposes, average annual compensation means the average compensation for each calendar year of employment other than years prior to participation in the Retirement Plan and years in which a participant has less than 1,000 hours of employment, that is, average annual compensation generally is based on the participant’s average compensation over the participant’s career with the Company. Compensation is defined as wages reported on Form W-2, including salary reduction contributions to the 401(k) Plan and flexible benefits plan and excluding certain reimbursements or special amounts such as expense allowances, fringe benefits, moving expenses and welfare benefits. In the event of retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month of deferral after reaching normal retirement age. The normal form of benefit payment is a monthly payment over the longer of the participant’s lifetime or ten years, and, in the event of the participant’s death, payment to the participant’s beneficiary for the remainder of the ten-year term. Additional information with respect to each named executive officer’s participation in the Retirement Plan is included under “- Pension Benefits” on page 29.

Executive Retirement Benefit Plan. Prior to October 1, 2008, the Company credited amounts to accounts of participants in the Third Federal Savings and Loan Association MHC and Subsidiaries Executive Retirement Benefit Plan (the “Executive Retirement Benefit Plan”) at the end of each quarter. Effective October 1, 2008, the Company no longer makes quarterly contributions to accounts under the Executive Retirement Benefit Plan. Account balances under the Executive Retirement Benefit Plan continue to be deferred. Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. The Executive Retirement Benefit Plan, which operates on a calendar year basis, credited a rate of 3.85% for the calendar year ended December 31, 2010.

Each of the named executive officers is vested in his or her account. The participant’s account balance will be distributed to the participant (or the participant’s beneficiary) in the form elected by the participant following separation from service due to death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum distribution. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plans, although it has not elected to do so.

Additional information with respect to each named executive officer’s participation in an Executive Retirement Benefit Plan is included under “—Non-Qualified Deferred Compensation” on page 30.

Benefit Equalization Plan.  Third Federal Savings and Loan maintains the Third Federal Savings and Loan Association MHC and Subsidiaries Benefit Equalization Plan (the “Benefit Equalization Plan”) for the purpose of providing benefits to certain executive officers, including each of the named executive officers, that would have been payable under the 401(k) Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Code. The named executive officers are the only participants in the Benefit Equalization Plan. Under this plan, a participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Plan. A participant under the plan is eligible to receive a matching contribution with respect to his or her elective deferrals and a profit-sharing contribution in an amount equal to that which he or she would have received under the 401(k) Plan but for the compensation limits, reduced by the profit-sharing contribution allocated to the participant under the 401(k) Plan for such year. A participant is always 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments.

Our Board of Directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If our Board of Directors does not offer investment options or the participant does not elect to participate in the investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. The Benefit Equalization Plan, which operates on a calendar year basis, credited a rate of 3.85% for the calendar year ended December 31, 2010.

The participant’s account balance will be distributed to the participant (or the participant’s beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the Board of Directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may establish rabbi trusts to provide a source of payment of obligations under the plan, although it has not elected to do so.

Additional information with respect to each named executive officer’s participation in the Benefit Equalization Plan is included under “- Non-Qualified Deferred Compensation” on page 30.

Other Benefits.  Third Federal Savings and Loan sponsors medical and dental insurance plans for its associates, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. The named executive officers participate in these plans. In addition, Third Federal Savings and Loan provides the following benefits:

Executive Life Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters, whereby the individual executives have acquired insurance policies on their lives and have transferred such policies to life insurance trusts. Third Federal Savings and Loan pays a bonus to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay the taxes due on the premium payments. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 24. The death benefits under the insurance policies are as follows: $6.0 million for Mr. Stefanski and $1.5 million for each of Messrs. Ringenbach and Betters.

Executive Disability Insurance Bonus Program.  Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters and Ms. Piterans, whereby the individual executives have acquired individual disability policies and Third Federal Savings and Loan pays bonuses to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year-end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay any taxes due on the bonuses. The amounts of the bonus and gross-up are included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Financial, Retirement and Estate Planning Program.  Third Federal Savings and Loan sponsors the Financial, Retirement and Estate Planning Program for certain of its executive officers, including the named executive officers, and one additional associate director. Individuals designated by the Board of Directors are eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2010, each of the named executive officers and director Bernard Kobak, who is also a part-time associate, were designated by the Board of Directors to participate in the program, and Messrs. Stefanski and Ringenbach participated. Under the program, a participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in any one calendar year. The amount of fees paid by Third Federal Savings and Loan is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Personal Health Management Program.  Third Federal Savings and Loan also has implemented a personal health management program for the named executive officers that offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis. None of the named executive officers participated in the executive physical program during the year ended September 30, 2010.

Company Car Program.  Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the Chief Executive Officer are provided a new company car and other staff members designated by the Chief Executive Officer receive an assigned company car or have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak have each been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage. The value of the benefits provided under this program is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Supplemental Executive Split Dollar Life Insurance.  Third Federal Savings and Loan maintains supplemental life insurance coverage for the named executive officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; $4.0 million for Mr. Ringenbach; and $2.0 million for each of Messrs. Betters and Huffman and Ms. Piterans. No other executives currently participate in the endorsement split dollar program. The amount of insurance premiums paid with respect to these policies is included under “All Other Compensation” in the “Summary Compensation Table” on page 24.

Employment Agreements and Severance Policy

The Company is not party to an employment agreement or severance agreement with any of the named executive officers. The Company has a policy to review severance for its associates, including the named executive officers, on a case-by-case basis. However, the 2008 Equity Incentive Plan provides for acceleration of vesting of awards upon the occurrence of certain terminations or a change in control. See “- Potential Payments upon Termination or Change in Control” on page 31.

Deductibility of Compensation

The Committee considers Section 162(m) of the Code, which provides certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company’s named executive officers, in determining compensation of the named executive officers. It is the Committee’s intent to maximize deductibility of executive compensation while retaining the discretion needed to compensate executive officers in a manner commensurate with performance and retention. The Company believes that all compensation paid to named executive officers other than Mr. Stefanski during fiscal year 2010 was fully deductible. A portion of

Mr. Stefanski’s salary and insurance-related bonuses as well as dividend equivalents paid by the Company with respect to his restricted stock units and amounts paid by the Company for life insurance, financial planning and tax gross ups were not deductible. The Company expects that a portion of Mr. Stefanski’s compensation for fiscal year 2011 will not be deductible.

Stock Ownership Guidelines

While many of the Company’s executive officers, including the named executive officers, invested a significant amount of money in the Company’s shares during its initial public offering and have acquired shares on the open market and through the 401(k) Plan since the public offering, the Company does not have specific guidelines regarding stock ownership for its executive officers. The Committee believes that shares acquired by the executive officers and the stock option and restricted stock unit awards made in 2008, 2009 and 2010 appropriately align the interests of executive officers with the interests of the Company’s stockholders.

Summary Compensation Table

The following table summarizes the compensation earned during fiscal years 2010, 2009 and 2008 by each of the Company’s named executive officers who served as of September 30, 2010. Additional information concerning compensation is included under “- Compensation Disclosure and Analysis.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Marc A. Stefanski,	2010	1,080,000	—	499,800	999,943	338,742	146,193	180,134	3,244,812
President and Chief Executive Officer	2009	1,080,000	148,988	399,464	710,052	443,156	75,071	250,894	3,107,625
	2008	900,000	900,000	8,239,132	8,022,319	—	113,893	426,262	18,601,606

John P. Ringenbach,	2010	463,191	—	499,800	—	116,604	104,164	114,407	1,298,167
Chief Operating Officer	2009	463,191	47,889	50,232	88,875	142,443	57,968	142,648	993,246
	2008	367,992	367,992	412,074	401,005	—	79,524	187,059	1,815,646

Marianne Piterans,	2010	392,568	—	50,400	99,835	98,892	99,734	36,356	777,785
Director of Human Resources	2009	392,568	40,690	50,232	88,875	121,030	55,353	60,123	808,871
	2008	306,580	306,580	412,074	401,005	—	75,877	92,623	1,594,739

Ralph M. Betters,	2010	372,265	—	50,400	99,835	93,726	98,195	75,310	789,731
Chief Information Officer	2009	372,265	38,499	50,232	88,875	114,513	49,818	98,247	812,449
	2008	288,926	288,926	412,074	401,005	—	72,268	124,374	1,587,573

David S. Huffman,	2010	358,507	—	50,400	99,835	90,036	93,363	28,951	721,092
Chief Financial Officer	2009	358,507	36,934	50,232	88,875	109,858	52,251	50,709	747,366
	2008	276,964	276,964	412,074	401,005	—	70,542	78,690	1,516,239

(1) The amounts reported include amounts deferred under the 401(k) Plan and the Benefits Equalization Plan by Messrs. Stefanski, Ringenbach, Betters and Huffman and Ms. Piterans of $22,212, $35,604, $46,858, $31,052 and $30,354, respectively, for the fiscal year ended September 30, 2010, $51,298, $45,459, $52,487, $38,760 and $37,724, respectively, for the fiscal year ended September 30, 2009 and $78,300, $40,757, $35,844, $34,432 and $34,475, respectively, for the fiscal year ended September 30, 2008.

(2) The amounts reported in this column reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the SEC on November 24, 2010.

(3) The amounts reported in this column reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the SEC on November 24, 2010.

(4) Semi-annual performance-based bonuses paid if performance objectives are satisfied. Additional information with respect to these bonuses is included under “- Compensation Discussion and Analysis” and “Grants of Plan-Based Awards for Fiscal Year 2010.”

(5) The amounts reported include the aggregate change in the actuarial present value of the named executive officer’s benefit under the Retirement Plan during the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008, respectively, and non-qualified deferred compensation earnings for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008, respectively, under the named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan.

(6) The following table lists the various components of compensation paid to the named executive officers and comprising “All Other Compensation” in the Summary Compensation Table above:

All Other Compensation

Name	Year	401(k) Plan Company Match ($)	ASOP Company Contributions ($)	Benefit Equalization Plan Company Contribution ($)	Executive Retirement Benefit Plan Company Contribution ($)(1)	Supplemental Executive Split Dollar Life Insurance ($)	Executive Life Insurance Bonus Program ($)	Executive Disability Insurance Bonus Program ($)	Tax Gross-Ups ($)(2)	Perquisites and Other Personal Benefits ($)(3)	Total All Other Compensation ($)
Marc A. Stefanski	2010	9,800	6,677	—	—	4,758	39,000	2,041	69,133	48,725	180,134
	2009	9,800	11,025	37,745	41,538	5,558	39,000	2,041	65,073	39,114	250,894
	2008	9,200	12,969	62,800	180,000	6,389	39,000	2,041	76,203	37,660	426,262

John P. Ringenbach	2010	9,800	6,677	13,392	—	5,856	23,000	4,125	39,057	12,500	114,407
	2009	9,800	11,025	22,719	12,738	6,594	23,000	4,587	39,685	12,500	142,648
	2008	9,200	9,511	20,239	55,207	7,462	23,000	4,587	45,353	12,500	187,059

Marianne Piterans	2010	9,457	6,677	9,858	—	2,048	—	3,554	4,762	—	36,356
	2009	9,800	11,025	17,617	10,612	2,429	—	3,554	5,086	—	60,123
	2008	9,200	10,375	15,326	45,987	2,789	—	3,554	5,392	—	92,623

Ralph M. Betters	2010	9,476	6,677	8,840	—	2,604	19,700	3,038	24,975	—	75,310
	2009	9,800	11,025	16,131	10,001	2,803	19,700	3,038	21,713	4,036	98,247
	2008	9,200	10,375	13,914	43,338	2,961	19,700	3,038	21,848	—	124,374

David S. Huffman	2010	9,662	6,677	8,142	—	2,416	—	—	2,053	—	28,950
	2009	9,800	11,025	15,111	9,587	2,803	—	—	2,383	—	50,709
	2008	9,200	9,511	12,957	41,544	2,961	—	—	2,517	—	78,690

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008. However, the contributions for the fourth fiscal quarter of 2008 were made in the first fiscal quarter of 2009.

(2) These amounts represent bonuses paid to the named executive officers to compensate them for taxes they were required to pay on bonuses paid under the Company’s Executive Life Insurance Bonus Program, Executive Disability Insurance Bonus Program, Supplemental Executive Life Insurance Program and all other perquisites and personal benefits.

(3) The following table lists certain perquisites and other personal benefits provided to the named executive officers and comprising “Perquisites and Other Personal Benefits” in the “All Other Compensation” Table above:

Name	Year	Financial Retirement Estate Planning(1) ($)	Executive Physical Program ($)	Personal Use of Company Car ($)	Home Security ($)	Membership Fees ($)	Total Perquisites and Other Personal Benefits ($)
Marc A. Stefanski	2010	29,550	—	4,592	3,793	10,790	48,725
	2009	26,379	—	4,945	4,100	3,690	39,114
	2008	25,000	—	5,730	3,240	3,690	37,660

John P. Ringenbach	2010	12,500	—	—	—	—	12,500
	2009	12,500	—	—	—	—	12,500
	2008	12,500	—	—	—	—	12,500

Ralph M. Betters	2010	—	—	—	—	—	—
	2009	2,500	1,536	—	—	—	4,036
	2008	—	—	—	—	—	—

(1) Reflects payments made during the respective fiscal year. The plan operates on a calendar year basis.

The following table summarizes plan-based awards granted during fiscal year 2010:

Grants of Plan-Based Awards for Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units(2) (#)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise of Base Price of Option Awards(4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc A. Stefanski	3/31/2010	114,750	—	1,500,000	—	—	—	—	—	—	—
	9/30/2010	114,750	—	1,500,000	—	—	—	—	—	—	—
	5/14/2010	—	—	—	—	—	—	35,700	—	—	499,800
	5/14/2010	—	—	—	—	—	—	—	315,500	14.00	1,000,135

John P. Ringenbach	3/31/2010	39,500	—	1,500,000	—	—	—	—	—	—	—
	9/30/2010	39,500	—	1,500,000	—	—	—	—	—	—	—
	5/14/2010	—	—	—	—	—	—	35,700	—	—	499,800

Marianne Piterans	3/31/2010	33,500	—	1,500,000	—	—	—	—	—	—	—
	9/30/2010	33,500	—	1,500,000	—	—	—	—	—	—	—
	5/14/2010	—	—	—	—	—	—	3,600	—	—	50,400
	5/14/2010	—	—	—	—	—	—	—	31,500	14.00	99,855

Ralph M. Betters	3/31/2010	31,750	—	1,500,000	—	—	—	—	—	—	—
	9/30/2010	31,750	—	1,500,000	—	—	—	—	—	—	—
	5/14/2010	—	—	—	—	—	—	3,600	—	—	50,400
	5/14/2010	—	—	—	—	—	—	—	31,500	14.00	99,855

David S. Huffman	3/31/2010	30,500	—	1,500,000	—	—	—	—	—	—	—
	9/30/2010	30,500	—	1,500,000	—	—	—	—	—	—	—
	5/14/2010	—	—	—	—	—	—	3,600	—	—	50,400
	5/14/2010	—	—	—	—	—	—	—	31,500	14.00	99,855

(1) Amounts reflect award opportunities the Company granted under its semi-annual performance-based cash bonus program for 2010 based on the adjusted net income of the Company during the specified periods. The amount of the bonus earned by each named executive officer is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. See the “Semi-Annual Performance-based Cash Bonuses for Named Executive Officers” section on page 18 for additional information on the terms of these awards.

(2) See page 20 for additional information on the terms of these awards.

(3) See page 20 for additional information on the terms of these awards.

(4) Based on the closing price for a share of the Company’s common stock on the date of grant, May 14, 2010.

(5) Calculated (a) for option awards, by multiplying the number of options granted by $3.17, the value of an option on the date of grant calculated in accordance with the Black-Scholes option-pricing model, and (b) for stock awards, by multiplying the number of shares of stock underlying the award by $14.00, the closing price for a share of the Company’s common stock on the date of grant.

The following table summarizes outstanding option awards and stock awards as of the end of fiscal year 2010:

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested (#)
Marc A. Stefanski	0	2,530,700	—	11.74	8/10/2018	701,800	6,449,542	—	—
	99,866	199,734	—	11.96	5/11/2019	25,050	230,210	—	—
	0	315,500	—	14.00	5/14/2020	35,700	328,083	—	—

John P. Ringenbach	0	126,500	—	11.74	8/10/2018	35,100	322,569	—	—
	12,500	25,000	—	11.96	5/14/2019	3,150	28,949	—	—
	—	—	—	—	—	35,700	328,083	—	—

Marianne Piterans	0	126,500	—	11.74	8/10/2018	35,100	322,569	—	—
	12,500	25,000	—	11.96	5/11/2019	3,150	28,949	—	—
	0	31,500	—	14.00	5/14/2020	3,600	33,084	—	—

Ralph M. Betters	0	126,500	—	11.74	8/10/2018	35,100	322,569	—	—
	12,500	25,000	—	11.96	5/11/2019	3,150	28,949	—	—
	0	31,500	—	14.00	5/14/2020	3,600	33,084	—	—

David S. Huffman	0	126,500	—	11.74	8/10/2018	35,100	322,569	—	—
	12,500	25,000	—	11.96	5/11/2019	3,150	28,949	—	—
	0	31,500	—	14.00	5/14/2020	3,600	33,084	—	—

(1) The following table sets forth the vesting schedule for unexercisable stock options:

Date	Stefanski	Ringenbach	Piterans	Betters	Huffman
5/12/2011	99,867	12,500	12,500	12,500	12,500
5/14/2011	105,166	—	10,500	10,500	10,500
5/12/2012	99,867	12,500	12,500	12,500	12,500
5/14/2012	105,167	—	10,500	10,500	10,500
8/11/2012	632,675	31,625	31,625	31,625	31,625
5/14/2013	105,167	—	10,500	10,500	10,500
8/11/2013	632,675	31,625	31,625	31,625	31,625
8/11/2014	632,675	31,625	31,625	31,625	31,625
8/11/2015	632,675	31,625	31,625	31,625	31,625

(2) The following table sets forth the vesting schedule for restricted stock units not yet vested:

Date	Stefanski	Ringenbach	Piterans	Betters	Huffman
5/12/2011	8,350	1,050	1,050	1,050	1,050
5/14/2011	8,925	8,925	900	900	900
8/11/2011	70,180	3,510	3,510	3,510	3,510
5/12/2012	8,350	1,050	1,050	1,050	1,050
5/14/2012	8,925	8,925	900	900	900
8/11/2012	70,180	3,510	3,510	3,510	3,510
5/12/2013	8,350	1,050	1,050	1,050	1,050
5/14/2013	8,925	8,925	900	900	900
8/11/2013	70,180	3,510	3,510	3,510	3,510
5/14/2014	8,925	8,925	900	900	900
8/11/2014	70,180	3,510	3,510	3,510	3,510
8/11/2015	70,180	3,510	3,510	3,510	3,510
8/11/2016	70,180	3,510	3,510	3,510	3,510
8/11/2017	70,180	3,510	3,510	3,510	3,510
8/11/2018	210,540	10,530	10,530	10,530	10,530

(3) Based on the closing price for a share of the Company’s common stock as of September 30, 2010, of $9.19 per share.

Option Exercises and Stock Vested for Fiscal 2010

The following table shows the exercise of Company stock options and vesting of Company restricted stock units for each named executive officer in fiscal year 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Marc A. Stefanski	—	—	8,350	117,067
John P. Ringenbach	—	—	1,050	14,721
Marianne Piterans	—	—	1,050	14,721
Ralph M. Betters	—	—	1,050	14,721
David S. Huffman	—	—	1,050	14,721

(1) Based on the closing price for a share of the Company’s common stock as of the vesting date, May 12, 2010, of $14.02 per share.

Pension Benefits

The following table shows the present value of accumulated benefits payable to each named executive officer, including the number of years of service credited, under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements, as of September 30, 2010:

Pension Benefits

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit as of September 30, 2010 ($)	Payments During Last Fiscal Year ($)
Marc A. Stefanski	Third Federal Savings Retirement Plan	26.667	1,237,287	—

John P. Ringenbach	Third Federal Savings Retirement Plan	15.583	878,081	—

Marianne Piterans	Third Federal Savings Retirement Plan	16.000	855,654	—

Ralph M. Betters	Third Federal Savings Retirement Plan	17.333	970,462	—

David S. Huffman	Third Federal Savings Retirement Plan	15.917	827,638	—

For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit, please see footnote 13 to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed on November 24, 2010. Additional information concerning this plan is provided under “- Compensation Discussion and Analysis.”

Non-Qualified Deferred Compensation

The following table summarizes contributions and deferrals of compensation during fiscal year 2010 made by each named executive officer under such named executive officer’s Executive Retirement Benefit Plan and the Benefit Equalization Plan, which are not tax-qualified. Additional information concerning these plans is provided under “- Compensation Discussion and Analysis”:

Non-Qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Fiscal Year 2010 ($)	Company Contributions in Fiscal Year 2010(1) ($)	Aggregate Earnings in Fiscal Year 2010 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of September 30, 2010 ($)
Marc A. Stefanski	Executive Retirement Benefit Plan	—	—	18,634	—	551,906
	Benefit Equalization Plan	—	—	33,107	—	980,567
	Total	—	—	51,741	—	1,532,473

John P. Ringenbach	Executive Retirement Benefit Plan	—	—	5,711	—	169,163
	Benefit Equalization Plan	13,392	13,392	14,009	—	427,431
	Total	13,392	13,392	19,721	—	596,594

Marianne Piterans	Executive Retirement Benefit Plan	—	—	4,756	—	140,860
	Benefit Equalization Plan	24,646	9,858	11,161	—	347,195
	Total	24,646	9,858	15,917	—	488,054

Ralph M. Betters	Executive Retirement Benefit Plan	—	—	4,487	—	132,895
	Benefit Equalization Plan	8,840	8,840	6,691	—	205,661
	Total	8,840	8,840	11,178	—	338,556

David S. Huffman	Executive Retirement Benefit Plan	—	—	4,295	—	127,205
	Benefit Equalization Plan	8,142	8,142	6,032	—	185,348
	Total	8,142	8,142	10,326	—	312,553

(1) The Executive Retirement Benefit Plan was closed to additional contributions as of October 1, 2008.

All amounts reflected in the “Company Contributions in Fiscal Year 2010” and the “Aggregate Earnings in Fiscal Year 2010” columns are reported as compensation in the “Summary Compensation Table” on page 24.

Potential Payments Upon Termination or Change in Control

The award agreements for stock options and restricted stock units granted under the 2008 Equity Incentive Plan provide for immediate vesting in full of those awards upon (a) termination of the named executive officer’s employment as a result of death, disability (as defined by the U.S. Social Security Administration) or retirement or (b) a change in control of the Company. For termination-based vesting purposes, any unvested portion of an award is forfeited if the named executive officer’s employment is terminated other than as a result of death, disability or retirement. The following table sets forth the value of payments that would be made assuming a hypothetical termination or change in control occurring on September 30, 2010:

Named Executive Officer	Death(1) ($)	Disability(1) ($)	Change in Control(1) ($)	Other Termination(1)(2) ($)
Marc A. Stefanski

Stock Options(3)	0	0	0	0

Restricted Stock Units(4)	7,084,571	7,084,571	7,084,571	76,737

John P. Ringenbach

Stock Options(3)	0	0	0	0

Restricted Stock Units(4)	689,250	689,250	689,250	9,650

All Other Named Executive Officers

Stock Options(3)	0	0	0	0

Restricted Stock Units(4)	394,251	394,251	394,251	9,650

(1) This column includes amounts that would be paid to the named executive officers for currently vested but unpaid awards.

(2) None of the named executive officers were eligible to retire on September 30, 2010 under the terms of the award agreements pursuant to which the stock options and restricted stock units were granted.

(3) Based on the closing price for a share of Company common stock on September 30, 2010 of $9.19. All options granted have an exercise price greater than $9.19.

(4) Based on the closing price for a share of Company common stock on September 30, 2010 of $9.19.

Under the 2008 Equity Incentive Plan, a change in control occurs upon any of the following: (a) any person (other than Third Federal Savings and Loan Association of Cleveland, MHC and certain other parties) becomes the beneficial owner of at least 25% of our common stock; (b) our incumbent directors (as defined below) cease to constitute a majority of the board of directors; (c) a merger or similar transaction involving the Company (other than (i) a merger or similar transaction that results in our common stock continuing to represent at least 50% of the voting power of the entity surviving the transaction, or (ii) a second-step conversion of Third Federal Savings and Loan Association of Cleveland, MHC) is consummated; (d) the Company’s stockholders approve a plan of complete liquidation of the Company; (e) a sale, liquidation or other disposition of all or substantially all of the Company’s assets is consummated; (f) a party makes a successful tender offer for at least 25% of the shares of our common stock; or (g) a potential change in control occurs and a majority of the Board of Directors and two-thirds of the incumbent directors determine that such event constitutes a change in control. Under the 2008 Equity Incentive Plan, the incumbent directors are defined as directors serving on our Board of Directors as of May 29, 2008 and any successor directors approved (a) by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors, or (b) by a nominating committee the members of which were approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

A potential change in control occurs upon any of the following: (a) a public announcement by any person of an intention to take actions which, if consummated, would constitute a change in control; (b) one or more transactions result in a change in control within the meaning of the Home Owners’ Loan Act, as amended; or (c) a proxy statement soliciting proxies from the Company’s stockholders is filed seeking stockholder approval of a plan of reorganization, merger, consolidation or similar transaction involving the Company and another entity, but only if such transaction has not been approved by at least two-thirds of the Board of Directors and two-thirds of the incumbent directors.

Under the award agreements granted under the 2008 Equity Incentive Plan, a named executive officer can retire after any of the following occur: (a) he or she reaches age 65; or (b) he or she reaches age 62 and has completed 15 years of continuous service as an employee.

The named executive officers also would receive, upon any termination of employment, benefits under the Retirement Plan, the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “Pension Benefits” and “- Non-Qualified Deferred Compensation.” Upon a change in control, the named executive officers would receive payments under the Executive Retirement Benefit Plan and the Benefit Equalization Plan as set forth under “- Non-Qualified Deferred Compensation.”

DIRECTOR COMPENSATION

For fiscal year 2010, directors of the Company were paid an annual retainer of $25,000, in monthly installments, except for Mr. Stefanski III, whose retainer was prorated to reflect his election to the Board of Directors in February of 2010. Directors of Third Federal Savings and Loan were paid an annual retainer of $25,000, also in monthly installments and also prorated for Mr. Stefanski III. Members of our Audit Committee and Compensation Committee were paid $1,000 per Audit Committee or Compensation Committee meeting attended, and committee chairs were paid an additional $10,000 annually in quarterly installments. All of our directors are also directors of Third Federal Savings and Loan. Mr. Stefanski and Ms. Piterans do not receive fees for their service as directors.

Each director of the Company, other than Mr. Stefanski, Ms. Piterans and Mr. Stefanksi III, was granted 50,000 restricted stock units on August 11, 2008. Mr. Stefanski III was granted 50,000 restricted stock units on May 14, 2010. These restricted stock units vest in equal installments over a five-year period, commencing one year from the date of the grant (August 11, 2009 or, in the case of Mr. Stefanski III, May 14, 2011). These restricted stock units are settled in shares of our common stock upon vesting. The vesting of these restricted stock units accelerates (a) upon death, disability, or retirement, or (b) following a change in control (as such terms are defined in the 2008 Equity Incentive Plan or the form of award agreement). For purposes of these awards to the directors, retirement is defined as cessation of board service other than for cause after attaining age 72. The restricted stock units, including those that are unvested, are entitled to dividend equivalent rights. Dividend equivalent rights represent the right to receive cash payments on our dividend payment date equal in value to the amount of any cash dividend paid per share of common stock of the Company, multiplied by the number of shares of stock underlying the restricted stock units.

The following table sets forth the compensation paid to the directors of the Company during fiscal year 2010:

Name	Fees Earned or Paid ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Anthony J. Asher	34,000	0	25,000	59,000

Thomas J. Baird	27,000	0	25,000	52,000

Martin J. Cohen	30,000	0	25,000	55,000

Robert A. Fiala	43,000	0	25,000	68,000

John J. Fitzpatrick	25,000	0	25,000	50,000

James S. Gascoigne(4)	8,333	0	6,250	14,583

Bernard S. Kobak(5)	25,000	0	101,203	126,203

William C. Mulligan	48,000	0	25,000	73,000

Paul W. Stefanik	29,000	0	25,000	54,000

Ben S. Stefanski III	16,667	700,000	16,667	733,334

(1) The following table sets forth each director’s annual retainer and committee fees:

Name	Director Since	Annual Retainer ($)	Committee Fees ($)
Anthony J. Asher	2008	25,000	9,000

Thomas J. Baird	2005	25,000	2,000

Martin J. Cohen	2006	25,000	5,000

Robert A. Fiala(6)	2005	25,000	18,000

John J. Fitzpatrick	2006	25,000	0

James S. Gascoigne	1995	8,333	0

Bernard S. Kobak	1993	25,000	0

William C. Mulligan(6)	2007	25,000	23,000

Paul W. Stefanik	1993	25,000	4,000

Ben S. Stefanski III	2010	16,667	0

(2) The amounts reported in this column reflect the aggregate grant date fair value of awards pursuant to the 2008 Equity Incentive Plan for the fiscal year ended September 30, 2010, in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 14 to the financial statements included in the Company’s Annual Report on Form 10-K, for the year ended September 30, 2010, filed with the SEC on November 24, 2010.

(3) For directors other than Mr. Kobak, amounts represent fees paid for service on the board of directors of Third Federal Savings and Loan.

(4) Mr. Gascoigne’s service as a director ended on February 25, 2010. All of Mr. Gascoigne’s unvested restricted stock units were forfeited as a result of the end of his service as a director.

(5) Mr. Kobak also is a part-time associate of the Company and receives compensation for his services as a part-time associate. Of the total All Other Compensation, $25,000 represents fees paid to Mr. Kobak for his services as a director of Third Federal Savings and Loan and $76,203 represents salary paid to Mr. Kobak for his services to the Company.

(6) Robert Fiala and William Mulligan are the chairpersons of the Compensation Committee and Audit Committee, respectively.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Robert A. Fiala (Chairman)

Anthony J. Asher

William C. Mulligan

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company is conducting an advisory vote concerning our compensation program for our named executive officers. While the Board of Directors intends to consider carefully the stockholder vote on the proposal, the final vote will not be binding on us and is advisory in nature.

The Board of Directors believes that the Company’s compensation policies and procedures support a pay-for-performance culture, are aligned with the long-term interests of stockholders and are designed to attract, motivate, reward and retain superior talent.

A significant portion of the compensation of our named executive officers is tied closely to the performance of the Company, thus aligning our officers’ interests with those of our stockholders. The semi-annual performance-based cash bonus paid to our named executive officers under the Management Incentive Plan is based on the Company’s net income, a key metric of Company performance and indicator of stockholder return, and provides that no bonus is paid if a threshold level of net income is not reached. Our named executive officers did not receive a bonus under this plan for the second half of fiscal year 2010 because the threshold net income was not satisfied. The equity awards link compensation and our long-term performance, as described on page 20, which further aligns our executives’ interests with our stockholders’ interests. Our officers’ interests are further aligned with those of our stockholders because the named executive officers hold restricted stock units granted to them until their retirement or other termination of employment.

As disclosed under “Security Ownership of Certain Beneficial Owners and Management,” each of our named executive officers also owns a significant number of shares of common stock of the Company, thus giving each of them a direct, vested interest in long-term Company performance and stockholder return. Likewise, the Company has not entered into employment or severance agreements with any of the named executive officers. Each of the named executive officers is employed at will and is expected to perform in order to continue serving as a member of the executive team.

Our Board of Directors endorses our executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption ‘Executive Compensation’ of this proxy statement.”

Our Board of Directors recommends that stockholders vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure set forth under the caption “Executive Compensation” of this proxy statement.

PROPOSAL THREE: ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE

COMPENSATION ADVISORY VOTE

Under the Dodd-Frank Act, the Company is conducting an advisory vote on whether the advisory vote on compensation of our named executive officers should occur every one, two or three years. The final vote will not be binding on us and is advisory in nature. However, the Company has adopted a policy that it will include an advisory vote on executive compensation similar to Proposal Two consistent with the voting frequency receiving the greatest number of votes cast in its most recent advisory vote on the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that you vote to recommend an advisory vote on executive compensation every three years, as a three-year cycle will provide investors with sufficient time to evaluate the effectiveness of the Company’s short-term and long-term compensation programs, compensation strategies and Company performance and further will provide the Board of Directors and the Compensation Committee with sufficient time to evaluate thoughtfully and respond to stockholder input and implement effectively any desired changes to the Company’s executive compensation program.

In addition, a three-year period provides a period of time sufficiently long to evaluate the efficacy of the Compensation Committee’s philosophy and procedures with respect to executive compensation. In light of the volatility in recent years of the economy and the markets in which the Company operates, the Board believes that long-term continuity in the Company’s executive compensation program and the opportunity to observe the efficacy of such program over a longer time period will decrease the likelihood of any detrimental change in the Company’s executive compensation programs made in response to short-term economic or market fluctuations.

Our Board of Directors recommends that stockholders vote to recommend an advisory vote on executive compensation every three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information regarding the beneficial ownership of the shares of our common stock as of December 27, 2010 (unless otherwise noted), by: (a) the named executive officers; (b) the Company’s directors; (c) each other person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of common stock (based on information filed with the SEC); and (d) the Company’s executive officers and directors as a group. The persons named in the table, except as otherwise described in the notes below, have sole voting power and sole investment power with respect to all shares of our common stock set forth opposite their respective names.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percent of Class
Third Federal Savings and Loan Association of Cleveland, MHC, 7007 Broadway Ave., Cleveland, OH 44105	227,119,132		73.65%
Marc A. Stefanski	455,097	(2)	*
Anthony J. Asher	32,500	(3)	*
Thomas J. Baird	53,200	(4)	*
Martin J. Cohen	47,100	(5)	*
Robert A. Fiala	40,000		*
John J. Fitzpatrick	41,500	(6)	*
Bernard S. Kobak	120,000	(7)	*
William C. Mulligan	50,000		*
Marianne Piterans	79,641	(8)	*
Paul W. Stefanik	40,000	(9)	*
Ben S. Stefanski III	41,000	(10)	*
Ralph M. Betters	84,112	(11)	*
David S. Huffman	91,680	(12)	*
John P. Ringenbach	105,336	(13)	*
All Executive Officers and Directors as a group (15 persons)	1,330,657		*

 * Less than 1%.

(1) Addresses have been provided only for those individuals having a 5% or greater beneficial ownership interest.

(2) Includes 40,000 shares held by Mr. Stefanski’s children, 26,000 shares held by Mr. Stefanski’s wife, 20,000 shares held by Mr. Stefanski’s wife as custodian for the couple’s children, 68,056 shares held by Mr. Stefanski under the 401(k) Plan, 115,738 shares held in trust for the benefit of Mr. Stefanski’s sibling for which Mr. Stefanski is trustee, 7,200 shares held by Mr. Stefanski’s sibling in an Individual Retirement Account (“IRA”) for which Mr. Stefanski has a power of attorney, 174,000 shares held in trust for the benefit of Mr. Stefanski and 4,103 shares held in the ASOP.

(3) Includes 3,500 shares held by Mr. Asher’s IRA and 16,000 shares held by Mr. Asher’s wife.

(4) Includes 500 shares held by Mr. Baird’s adult child, 1,500 shares held by Mr. Baird as custodian for his children and 13,950 shares held by Mr. Baird’s Simplified Employee Pension Individual Retirement Account (“SEP IRA”).

(5) Includes 1,000 shares held by Mr. Cohen’s wife.

(6) Includes 10,000 shares held in Mr. Fitzpatrick’s SEP IRA, 13,000 shares held in Mr. Fitzpatrick’s wife’s SEP IRA, 2,000 shares held in his wife’s IRA, 1,000 shares held by Mr. Fitzpatrick’s child and 5,500 shares held by a charitable foundation of which Mr. Fitzpatrick is a trustee.

(7) Includes 35,000 shares held by Mr. Kobak’s IRA, 25,000 shares held in trust for the benefit of Mr. Kobak and 50,000 shares held in a trust for the benefit of the estate of Mr. Kobak’s wife.

(8) Includes 26,183 shares held by Ms. Piterans under the 401(k) Plan and 3,458 shares held in the ASOP.

(9) Includes 30,000 shares held in trust for the benefit of Mr. Stefanik and 10,000 shares held in trust for the benefit of Mr. Stefanik’s wife.

(10) Includes 41,000 shares held with shared voting power with Mr. Stefanski III’s wife.

(11) Includes 50,198 shares held by Mr. Betters under the 401(k) Plan, 100 shares held by Mr. Betters as custodian for his child, 30,129 shares held in trust for the benefit of Mr. Betters’s wife and 3,685 shares held in the ASOP.

(12) Includes 43,019 shares held by Mr. Huffman under the 401(k) Plan, 45,175 shares held in trust for the benefit of Mr. Huffman’s wife and 3,486 shares held in the ASOP.

(13) Includes 51,850 shares held in trust for the benefit of Mr. Ringenbach’s wife and 3,486 shares held in the ASOP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All transactions between the Company and related persons (as defined in Regulation S-K Item 404 under the Securities Act of 1933) are reviewed and discussed by our Board of Directors, whether or not the applicable transaction must be disclosed under federal securities laws, and our Board of Directors may approve or disapprove of the Company entering into the transaction. All related party transactions also are reviewed annually with the Audit Committee.

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but contains a specific exemption from such prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations. The aggregate amount of our outstanding loans to our officers and directors and their related entities as of September 30, 2010 was $2,129,803. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at September 30, 2010, and were made in compliance with federal banking regulations.

James S. Gascoigne, a former director of the Company whose service as a director ended February 25, 2010, controls Baywater Capital Partners LTD, Baywater Realty Company LTD, Baywater Management Company and Fairfax Investment Company. These entities provide real estate and management services to Hazelmere Investment Group I LTD (“Hazelmere”), which is 70% owned by Third Capital, Inc., a wholly owned subsidiary of the Company, or have participating economic interests in the cash flows and capital proceeds of Hazelmere. During the fiscal year ended September 30, 2010, the Baywater entities collectively received management fees of $692,722 from Hazelmere. Third Capital, Inc. received distributions from Hazelmere, including cash flows and capital proceeds, totaling $1,523,241 during the year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10 percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of shares of common stock and other equity securities of the Company, and such persons are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, during the fiscal year ended September 30, 2010 or with respect to such fiscal year, all Section 16(a) filing requirements applicable to its executive officers, directors and 10 percent beneficial owners were met, except that Mr. Asher filed a late Form 5 relating to a gift of 10,000 shares of common stock to his wife.

PROPOSAL FOUR: RATIFICATION OF THE SELECTION OF

DELOITTE & TOUCHE LLP AS THE COMPANY’S

INDEPENDENT ACCOUNTANT

Deloitte & Touche LLP served as the independent accountant to the Company for the fiscal year ended September 30, 2010 and is expected to be retained by the Company’s Audit Committee to do so for the fiscal year ending September 30, 2011, subject to the ratification of the appointment by our stockholders as required by our bylaws. A representative of Deloitte & Touche LLP is expected to be present at the 2011 annual meeting of stockholders, will have an opportunity to make a statement if the representative so desires, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent accountant is required under the Company’s bylaws. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Our Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2011.

Fees Paid to Deloitte & Touche LLP

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audits of the Company’s annual financial statements for the fiscal years ended September 30, 2010 and 2009 and the related reviews of the financial statements included in the Company’s Form 10-Qs filed with the SEC during each year were $660,687 and $575,917, respectively.

Audit-Related Fees.  The aggregate fees billed for assurance and related services rendered by Deloitte & Touche LLP that are reasonably related to the performance of the audits or reviews of the Company’s financial statements and are not reported under “Audit Fees” above for the fiscal years ended September 30, 2010 and 2009 were $14,875 and $10,500, respectively.

Tax Fees.  For the fiscal year ended September 30, 2010 and 2009, the aggregate fees billed for tax compliance or tax consulting services rendered by Deloitte & Touche were $0 and $1,500, respectively.

All Other Fees.  For the fiscal years ended September 30, 2010 and 2009, the aggregate fees billed by Deloitte & Touche LLP for products or services other than those reported above were $2,000 and $0, respectively. These services were for a subscription to a technical research library.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.  The Audit Committee pre-approves, on an individual basis, all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services.

Auditor Independence.  The Audit Committee believes that the non-audit services provided by Deloitte & Touche LLP are compatible with maintaining the accountant’s independence.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder desires to have a proposal included in the Company’s proxy statement and form of proxy for the 2012 annual meeting of stockholders, the proposal must conform to the applicable proxy rules of the SEC concerning the submission and content of proposals and must be received by the Company prior to the close of business on September 12, 2011. In addition, if a stockholder intends to present a proposal at the Company’s 2012 annual meeting of stockholders without the inclusion of the proposal in the Company’s proxy materials, and written notice of the proposal is not received by the Company on or before November 26, 2011, proxies solicited by our Board of Directors for the 2012 annual meeting of stockholders will confer discretionary authority to vote on the proposal if presented at the meeting. Stockholders should submit proposals to the executive offices of the Company, 7007 Broadway Avenue, Cleveland, Ohio, 44105, Attention: Secretary. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Stockholders may send written communications to our Board of Directors, an individual director or the non-management directors as a group by mailing them to our Board of Directors, an individual director or a group of non-management directors (as applicable), c/o Secretary, TFS Financial Corporation, 7007 Broadway Avenue, Cleveland, Ohio, 44105. The letter should indicate that the author is a stockholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. All communications will be forwarded to our Board of Directors, the individual director or the group of non-management directors, as applicable, although the Secretary will not forward the communication if it is primarily commercial in nature, is unduly hostile, threatening, illegal or otherwise inappropriate, or if it relates to an improper or irrelevant topic. In certain situations, the Secretary may attempt to handle the inquiry directly or forward the communication for response by another associate of the Company.

Management does not know of any matters that will be presented for action at the meeting other than the items referred to in this proxy statement. If any other matters properly come before the meeting, the persons named in the proxy will vote on those matters in accordance with their judgment. For each other item that properly comes before the meeting, the vote required will be determined by applicable law, NASDAQ Stock Market requirements and the Company’s governing documents.

TFS FINANCIAL CORPORATION ATTN: CORPORATE SECRETARY 7007 BROADWAY AVENUE CLEVELAND, OH 44105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.

Please note that if you are a 401(k) or ASOP participant, your vote must be received by 3:00 A.M., February 19, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Please note that if you are a 401(k) or ASOP participant, your vote must be received by 3:00 A.M., February 19, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends you vote
FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	William C. Mulligan 02 Paul W. Stefanik

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Advisory Vote on Compensation of Named Executive Officers						☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:						1 year	2 years	3 years	Abstain
3.	Advisory Vote on Frequency of Advisory Vote on Compensation of Named Executive Officers					☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent accountant for the Company’s fiscal year ending September 30, 2011.						☐	☐	☐
NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice of Annual Meeting of Stockholders, and Proxy Statement is/are available at www.proxyvote.com.

TFS FINANCIAL CORPORATION

Annual Meeting of Stockholders

February 24, 2011 9:00 AM

This proxy is solicited by the Board of Directors

REVOCABLE PROXY

The undersigned hereby appoints Marc A. Stefanski and John P. Ringenbach with full power of substitution to vote, as indicated herein, all the shares of common stock of TFS Financial Corporation held of record by the undersigned on December 27, 2010, at the Annual Meeting of Stockholders to be held on February 24, 2011, or any adjournment thereof, with all the powers the undersigned would possess if then and there personally present.

This proxy when properly executed will be voted as specified by the stockholder. If no specifications are made, the proxy will be voted to elect the nominees described in item 1, FOR proposal 2, for three years with respect to proposal 3 and FOR proposal 4.

    Address change/comments:

____________________________________________________________________________________________

____________________________________________________________________________________________

____________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side